Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 033-62331 and 333-26587 of P. H. Glatfelter Company on Form S-8 of our report dated June 22, 2017, which appears in this Annual Report on Form 11-K of the Glatfelter 401(k) Savings Plan for the year ended December 31, 2017.

/s/ Baker Tilly Virchow Krause, LLP

York, Pennsylvania

June 8, 2018